Exhibit 10.1

Text of Amended Articles of Incorporation

The first full paragraph of Article IV of the Company’s Articles of Incorporation shall be amended to read as follows:

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 6,005,000,000 consisting of 5,000,000 shares of Preferred Stock, par value $0.001 per share (hereinafter the “Preferred Stock”) and 6,000,000,000 shares of Common Stock, par value $0.001 per share (hereinafter the “Common Stock”). The Common Stock shall be non-assessable and shall not have cumulative voting rights.